Exhibit 99.1

DRS Technologies Reports Record Fourth Quarter and Fiscal Year Results

           Company Provides Initial Guidance for Fiscal 2008

    PARSIPPANY, N.J.--(BUSINESS WIRE)--May 11, 2007--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fiscal 2007 fourth quarter and year, which ended March 31, 2007. Results for both periods included substantial increases in revenues, operating income, net earnings and earnings per share.

    "Fiscal 2007 was our best year yet," said Mark S. Newman, DRS Technologies' chairman, president and chief executive officer. "We generated record operating results, including strong organic growth, excellent free cash flow and the highest ever funded year-end backlog. Our fourth quarter also set new records in operational performance. These results position the company well, as we enter the new fiscal year."

    Fiscal 2007 Results

    Revenues for fiscal 2007 were $2.82 billion, 63 percent higher than revenues of $1.74 billion for last fiscal year. The increase was attributable to the benefit of a full year of revenues generated by the company's acquisition of Engineered Support Systems, Inc. (ESSI), completed during the fourth quarter of fiscal 2006, and the company's organic revenue growth, which accounted for approximately 13.9 percent of the sales increase.

    Operating income of $307.6 million for the year ended March 31, 2007 was 60 percent higher than the $192.7 million reported for fiscal 2006. The increase was attributable to the higher overall sales volume. The operating margin (operating income as a percentage of revenues) for fiscal 2007 was 10.9 percent, compared with an operating margin of 11.1 percent for fiscal 2006. The fiscal 2007 decrease reflected the sales mix, which included a greater portion of sales generated by typically lower-margin services businesses associated with the company's Technical Services Segment. Excluding the sales of the Technical Services Segment from both fiscal years, the company's operating margin for its other three segments improved to 12.1 percent, compared with 11.5 percent a year ago.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $382.5 million for fiscal 2007, 60 percent higher than EBITDA of $239.4 million reported a year earlier. EBITDA as a percentage of revenues for fiscal 2007 were 13.6 percent.

    Interest and related expenses for fiscal 2007 were $119.9 million, compared with $64.2 million a year ago. The increase was due to higher average borrowings outstanding associated with financing the ESSI acquisition in the last quarter of fiscal 2006.

    The effective income tax rate for fiscal 2007 was approximately 32 percent, compared with approximately 39 percent for last fiscal year. The lower fiscal 2007 tax rate was due to the recording of $11.6 million in discrete cumulative tax benefits throughout the year, primarily related to the company's export sales under the Extra-Territorial Income (ETI) exclusion. The lower tax rate also reflected the reinstatement of the Research and Development Credit, a reduction in certain state income tax expense, resulting from the company's internal integration and operational realignment announced October 2006, as well as other individually insignificant items.

    Fiscal 2007 net earnings were $127.1 million, 56 percent above net earnings of $81.5 million for fiscal 2006. Fiscal 2006 net earnings included a $3.0 million favorable tax adjustment due to the final resolution of a tax audit of certain previous fiscal years.

    Diluted earnings per share (EPS) for fiscal 2007 were $3.12, 17 percent above diluted EPS of $2.67 reported for the prior fiscal year. Fiscal 2007 diluted EPS were reduced by $0.09 per share from the application of the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards No. 123R (SFAS
123R), "Share-Based Payment," effective April 1, 2006. Fiscal 2007 diluted EPS were favorably impacted by $0.28 per share in discrete tax benefits, discussed above. Fiscal 2006 diluted EPS of $2.67 included a $0.10 per share favorable tax adjustment, as mentioned above.

    Without consideration for the reduction in fiscal 2007 from the application of SFAS 123R and the favorable impact in both fiscal 2007 and fiscal 2006 of discrete tax benefits and adjustments, respectively, the company would have reported fiscal 2007 adjusted diluted EPS of $2.93, 14 percent higher than the comparable fiscal 2006 adjusted diluted EPS of $2.57.

    The company's diluted EPS for fiscal 2007 was based on 33 percent higher weighted average diluted shares outstanding of 40.8 million, compared with 30.6 million diluted shares for fiscal 2006.

    Net cash provided by operating activities for fiscal 2007 was $195.2 million, up 24 percent from $157.1 million last year. Free cash flow (net cash provided by operating activities less capital expenditures) was a record $139.3 million for fiscal 2007, 22 percent higher than $113.9 million for fiscal 2006 and exceeding the company's targeted ratio of 1:1 of free cash flow to net earnings by 10 percent. Fiscal 2007 capital expenditures were $55.9 million, compared with $43.2 million last fiscal year.

    "We achieved some important milestones that had a significant impact on fiscal 2007 and are expected to continue to benefit the company in fiscal 2008 and beyond," said Mr. Newman. These include:

    -- Completion of the integration of the operations of Engineered Support Systems, acquired in the fourth quarter last fiscal year;

    -- Realignment of all of the company's operations into four operating segments, now known as the Command, Control, Communications, Computers & Intelligence (C4I) Segment, the Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment, the Sustainment Systems Segment, and the Technical Services Segment;

    -- Award of the SBInet contract, as a member of the team led by The Boeing Company (NYSE: BA). SBInet is a key Department of Homeland Security program that is part of the Department's Secure Border Initiative (SBI) focused on securing the southern and northern borders of the continental United States; and

    -- Record bookings and year-end funded backlog. The company captured several other important multi-year contracts, including a $396 million contract to provide rugged Applique Computer Systems and peripheral equipment for the U.S. Army's Force XXI Battle Command, Brigade and Below (FBCB2) program; a $222 million two-year U.S. Army contract to provide an integrated, open-standards Command and Control Information Technology Infrastructure (C2ITI) for the Multi-National Forces - Iraq (MNF-I) - a military coalition responsible for providing security and reconstruction in Iraq; and a $186 million contract for Integrated Fight Through Power (IFTP) systems supporting the U.S. Navy's next-generation DDG-1000 destroyers, formerly known as DD(X); funded backlog was a year-end record of $3.04 billion.

    The company also was pleased to be recognized as one of "The 25 Fastest Growing Technology Companies in America" by Forbes Magazine, as published in January 2007.

    New Contract Awards and Backlog

    DRS secured a record $3.49 billion in new orders for products and services during the 2007 fiscal year, 61 percent higher than the prior fiscal year. Fiscal 2007 fourth quarter bookings were $688.9 million. Funded backlog at March 31, 2007 of $3.04 billion was 27 percent above funded backlog of $2.40 billion at the same time last year.

    During the fiscal 2007 fourth quarter, the company's C4I Segment booked $256.3 million in new contracts, including:

    -- $69 million to provide Naval and industrial power products primarily associated with U.S. Navy nuclear ship power generation, and Navy power control and distribution systems for CVN-78 aircraft carriers and other ships and submarines;

    -- $53 million to provide electronic manufacturing services, the most significant orders associated with production of the U.S. Navy's AN/UYQ-70 Advanced Display Systems installed on U.S. Navy ships, submarines and aircraft and with cable assembly and production of U.S. Army Bradley Fighting Vehicles;

    -- $33 million to provide data collection, communications and processing equipment, including receivers, tuners, antennae, radios, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $30 million for air combat test and training, electronic warfare simulation and range instrumentation systems, the most significant awards associated with the Multi-spectral Threat Emitter Systems, unmanned threat emitter programs and a U.S. Air Force combat training system program;

    -- $25 million for embedded and off-board test and diagnostic systems, and energy management systems, reflecting significant awards under the Chassis Modernization and Embedded
        Diagnostics (CMED) program and the Army's M1A1 Abrams
        Integrated Management (AIM) program;

    -- $12 million for avionics systems and unmanned vehicles, the most significant orders associated with military aircraft mission and flight recorders and the company's Sentry(R)
        Unmanned Aerial Vehicle line for special operations applications; and

    -- $12 million primarily for portable tablet computers for a wide range of industrial applications.

    New contracts awarded to the company's RSTA Segment were valued at $126.2 million for the fourth quarter and included:

    -- $46 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army's Horizontal Technology Integration
        (HTI) program and Improved Bradley Acquisition System (IBAS) program;

    -- $32 million for weapons and sensor sighting and targeting products utilizing uncooled infrared technology, the largest awards related to the multi-year U.S. Army Thermal Weapon
        Sights (TWS) II and the Driver Vision Enhancers (DVE) programs; and

    -- $24 million to produce airborne thermal imaging systems and Forward Looking Infrared (FLIR) sensors, primarily to support the Mast Mounted Sights on the U.S. Army's OH-58D Kiowa
        Warrior helicopters and for aircraft infrared countermeasures.

    For the fourth quarter of fiscal 2007, the company's Sustainment Systems Segment booked contracts valued at $107.6 million, including:

    -- $39 million for environmental systems, the largest order to support the electronic equipment and personnel of the Minuteman III Intercontinental Ballistic Missile (ICBM) launch and missile alert facilities;

    -- $29 million for power generators and power supplies, the largest award associated with Tactical Quiet Generators for the U.S. Army and other government agencies;

    -- $14 million for military support equipment, including equipment transport trailers, mobile support systems, refrigerated containers and shelters, the largest awards related to the 60K Tunner Aircraft Cargo Loader/Transporter for the U.S. Air Force; and

    -- $12 million for defense electronics, radar and perimeter security systems, the most significant contracts associated with the Knight Precision Targeting Systems being integrated on board U.S. Army M1117 Armored Security Vehicles.

    The company's Technical Services Segment booked contracts valued at $198.8 million during the fiscal 2007 fourth quarter, including:

    -- $155 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications. The largest awards were associated with the U.S. Army's multimedia Defense Communications and Army Transmission Systems (DCATS) program and the U.S. Central Command (CENTCOM) Rapid Response program to provide satellite communication transmission services to the Department of Defense; and

    -- $40 million for engineering and logistics support services, the most significant orders related to the maintenance and overhaul of C-130 and other U.S. Coast Guard aircraft.

    Balance Sheet Highlights

    At March 31, 2007, the company had $95.8 million in cash and cash equivalents, compared with $1.3 million at the same time last year.

    Total debt at March 31, 2007 was $1.79 billion, $45.2 million lower than at March 31, 2006, and $71.5 million lower sequentially from the fiscal 2007 third quarter. Net debt (total debt less cash) was $1.69 billion at the end of the fiscal year, 8 percent lower than $1.83 billion at the end of fiscal 2006. The company paid the outstanding balance on its $400.0 million revolving credit facility and had no borrowings against it at March 31, 2007. Stockholders' equity increased to $1.50 billion at the end of fiscal 2007, up 11 percent from $1.35 billion at March 31, 2006.

    Fiscal 2007 Fourth Quarter Results

    For the fourth quarter of fiscal 2007, DRS posted record revenues of $798.9 million, 24 percent above revenues of $645.7 million for the same period last year. Higher revenues in the quarter were primarily attributable to the benefit of a full three months of sales generated by the ESSI operations, acquired on January 31, 2006, as well as to strong organic growth of 12.2 percent, especially in the company's ground vehicle sighting and targeting systems, and tactical computer systems product lines.

    Operating income for the fourth quarter of fiscal 2007 was a record $94.1 million, 27 percent above the $74.2 million reported for the last quarter of fiscal 2006. The fiscal 2007 fourth quarter operating margin was 11.8 percent, compared with 11.5 percent for the last quarter of fiscal 2006. Higher operating income was primarily due to the increased sales volume over the same period in the prior year. The higher fiscal 2007 fourth quarter operating margin was due to improvements at the company's RSTA Segment and Sustainment Systems Segment.

    Interest and related expenses for the fourth quarter of fiscal 2007 were $29.1 million, compared with $27.2 million for the same period a year earlier. The increase was due to higher average borrowings outstanding associated with financing the ESSI acquisition.

    The company posted record EBITDA of $112.9 million for the fiscal 2007 fourth quarter, 24 percent higher than the $91.2 million reported for the same period last year. EBITDA as a percentage of revenues for the fiscal 2007 fourth quarter was 14.1 percent, the same as last year's fourth quarter.

    The effective income tax rate for the fourth quarter of fiscal 2007 was approximately 30 percent, compared with approximately 40 percent for the same period last year. The rate decrease was due to the recording of $5.0 million in discrete tax benefits in the fiscal 2007 fourth quarter, primarily related to the ETI exclusion, as well as to the favorable settlement of an international tax audit and other individually insignificant items.

    Net earnings for the fourth quarter of fiscal 2007 were a record $45.5 million, up 58 percent from net earnings of $28.8 million for the fourth quarter a year ago.

    Diluted EPS of $1.11 for the last three months of fiscal 2007 were 41 percent higher than diluted EPS of $0.79 for the prior year's fourth quarter. Fiscal 2007 fourth quarter diluted EPS were reduced by $0.01 per share from the application of the provisions of SFAS 123R and increased by $0.12 per share due to the discrete tax benefits discussed above. Without consideration for both of these adjustments, the company would have reported adjusted diluted EPS of $1.00 for the last three months of fiscal 2007, 27 percent higher than diluted EPS for the same period last year.

    The company's fiscal 2007 fourth quarter diluted EPS was based on weighted average diluted shares outstanding of 41.1 million, 12 percent higher than 36.6 million in diluted shares for the same period a year earlier.

    Free cash flow for the fiscal 2007 fourth quarter was a record $115.8 million, 43 percent higher than free cash flow of $80.7 million for the same three-month period last year. Net cash provided by operating activities was $133.6 million, and capital expenditures were $17.8 million.

    Fiscal 2007 and Fourth Quarter Segment Results

    For fiscal 2007, the C4I Segment posted record revenues of $1.14 billion, compared with $1.12 billion for fiscal 2006, reflecting increases primarily in the segment's tactical computer systems, naval power systems, and vehicle test and diagnostics systems product lines. Record operating income of $130.0 million, compared with $125.9 million for fiscal 2006, reflected a higher operating margin of 11.4 percent, compared with 11.2 percent last year. Funded orders for products and services received during fiscal 2007 were $1.28 billion, compared with $1.24 billion for fiscal 2006, which contributed to a record funded backlog of $1.12 billion at March 31, 2007, 11 percent higher than the same time last year.

    The fiscal 2007 fourth quarter operating performance of DRS's C4I Segment was essentially flat with the same quarter a year ago, though it was up sequentially from the third quarter of fiscal 2007. C4I Segment revenues for the quarter ended March 31, 2007 were $327.7 million, compared with $327.3 million for the same period last year. The segment generated higher sales in the fiscal 2007 fourth quarter primarily in its tactical computer systems, naval power systems and certain intelligence system product lines, partially offset by lower sales in its naval display workstations, electronic warfare and avionic systems product lines. Segment operating income was $42.0 million for the last three months of fiscal 2007, reflecting a strong operating margin of 12.8 percent, compared with operating income of $41.6 million and an operating margin of 12.7 percent for the last quarter of fiscal 2006. The C4I Segment booked $256.3 million in new contracts during the fourth quarter of fiscal 2007.

    Fiscal 2007 results for DRS's RSTA Segment set new records in revenues, operating income, bookings and funded backlog. Revenues of $599.6 million were up 35 percent from sales of $444.4 million in the previous fiscal year. Record operating income of $68.7 million was a 26 percent increase over the $54.5 million reported a year earlier, reflecting a strong operating margin of 11.5 percent. The increases in sales and operating income were due primarily to higher shipments in the segment's ground vehicle sighting and targeting systems, soldier systems and infrared detector product lines. New orders of $917.9 million during fiscal 2007 were 23 percent above new orders of $745.5 million a year ago and contributed to a record funded backlog of $1.02 billion at March 31, 2007, 42 percent higher than funded backlog at the same time a year earlier.

    The fiscal 2007 fourth quarter operating performance for the RSTA Segment was strong. Revenues of $169.4 million were 13 percent above revenues of $150.4 million for the comparable fiscal 2006 period. Fiscal 2007 fourth quarter operating income of $22.3 million was 24 percent higher than fiscal 2006 fourth quarter operating income of $18.0 million. The segment reported a strong operating margin of 13.1 percent, compared with 11.9 percent for the same quarter a year earlier. The increased sales and profitability in the last three months of the fiscal year were due primarily to the segment's ground vehicle and infrared detector product lines. The RSTA Segment received $126.2 million in new orders for the last quarter of fiscal 2007.

    Fiscal 2007 fourth quarter and full-year operating results for the Sustainment Systems and Technical Services Segments, formed from the company's acquisition of ESSI on January 31, 2006, reflected the benefit of a full three months and year of operations, respectively, compared with only two months in both prior fiscal periods.

    DRS's Sustainment Systems Segment posted fiscal 2007 revenues of $400.8 million and operating income of $59.3 million, reflecting a strong operating margin of 14.8 percent. These results compare with those from two months of operations in fiscal 2006, which included revenues of $69.4 million and operating income of $8.3 million on an operating margin of 11.9 percent. Higher profitability in fiscal 2007 was attributable to the overall increase in sales. Operating margin expansion in fiscal 2007 was due primarily to certain military equipment transport systems, vehicle-mounted weapon targeting systems, universal power systems and other defense system product lines. The segment secured new contracts valued at $508.6 million during fiscal 2007, and reported funded backlog of $485.5 million at March 31, 2007, 28 percent higher than funded backlog of $378.3 million at the same time a year ago.

    For the fourth quarter of fiscal 2007, the Sustainment Systems Segment reported revenues of $120.5 million and operating income of $17.7 million, reflecting a strong operating margin of 14.7 percent. These results compare with those from two months of operations in fiscal 2006 discussed above. Increased profitability in the fiscal 2007 fourth quarter was due to the overall increase in sales and margin expansion in the segment's military support systems product lines. The segment received new orders during the fiscal 2007 fourth quarter valued at $107.6 million, the same as last year.

    For fiscal 2007, the company's Technical Services Segment reported revenues of $681.2 million and operating income of $49.2 million, reflecting an operating margin of 7.2 percent, compared with results from two months of operations in fiscal 2006, which included revenues of $98.6 million, operating income of $6.8 million and an operating margin of 6.9 percent. Higher fiscal 2007 profitability was due to the increase in revenues and stronger operating margins associated with the segment's engineering and logistics support services and deployable power generators product line. New orders received in fiscal 2007 were $781.1 million, and funded backlog at March 31, 2007 was $414.7 million, up 39 percent from $297.7 million in funded backlog at the same time last year.

    For the fourth quarter of fiscal 2007, the Technical Services Segment generated revenues of $181.3 million and operating income of $12.6 million, reflecting an operating margin of 6.9 percent, compared with revenues, operating income and operating margin from two months of operations in fiscal 2006, as discussed above. Increased profit in the fiscal 2007 fourth quarter was due to higher revenues. The segment received new orders during the fiscal 2007 fourth quarter valued at $198.8 million, compared with $79.0 million in bookings for the same period last year.

    Outlook

    "Our performance in fiscal 2007 marked another year of strong growth," said Mr. Newman. "With record year-end backlog and an industry environment holding many opportunities to apply our core business strengths, we remain strategically positioned to provide superior products, systems, services and integrated solutions needed for our military, government intelligence and homeland security customers to achieve full-spectrum readiness and to address the complex challenges facing them. Leveraging inter-segment cooperation from our operations to increase efficiencies and better serve our customers, we are uniquely qualified as a significant contributor to defense technology refresh, recapitalization and modernization initiatives."

    For the fiscal year ending March 31, 2008, the company provided initial guidance, as indicated in the table below. DRS's initial fiscal 2008 guidance for revenues reflects an estimated 6 to 8 percent increase over fiscal 2007 revenues. The company's fiscal 2008 diluted EPS guidance of $3.10 to $3.20 reflects estimated growth of 9 to 13 percent, compared with fiscal 2007 tax adjusted diluted EPS of $2.84, which excludes the discrete tax benefits in that year. See attached table entitled "Reconciliation of GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share (Unaudited):



                                         FY2008 Financial Guidance
         Revenues                        $3.0 billion to $3.05 billion
         Operating Margin                Approximately 11%
         Interest Expense                $115 million to $117 million
         Effective Income Tax Rate       Approximately 38%
         Diluted EPS                     $3.10 to $3.20
         Weighted Average Diluted
          Shares Outstanding             41.8 million
         Capital Expenditures            $70 million to $90 million
         Free Cash Flow                  $110 million to $130 million


    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call in conjunction with this news release, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, investor relations, will host the call, which is scheduled for today, Friday, May 11, 2007 at 9:00 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.



               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA(UNAUDITED)
                 (Millions Except Earnings per Share)
----------------------------------------------------------------------

                                          Three Months Ended March 31,
                                          ----------------------------
                                                   2007        2006(2)
                                          -------------- -------------
Revenues                                  $       798.9  $      645.7
Operating Income                          $        94.1  $       74.2
Interest and Related Expenses             $        29.1  $       27.2
Earnings before Income Taxes              $        64.7  $       47.8
Income Tax Expense                        $        19.2  $       19.0
Net Earnings                              $        45.5  $       28.8
Basic Earnings per Share(1)               $        1.13  $        .81
Diluted Earnings per Share(1)             $        1.11  $        .79
Weighted Average Number of Shares of
 Common Stock Outstanding:
       Basic                                       40.2          35.7
       Diluted                                     41.1          36.6

                                              Year Ended March 31,
                                          ----------------------------
                                                   2007        2006(2)
                                          -------------- -------------
Revenues                                  $     2,821.1  $    1,735.5
Operating Income                          $       307.6  $      192.7
Interest and Related Expenses             $       119.9  $       64.2
Earnings before Income Taxes              $       187.2  $      133.5
Income Tax Expense                        $        60.1  $       52.0
Net Earnings                              $       127.1  $       81.5
Basic Earnings per Share(1)               $        3.19  $       2.75
Diluted Earnings per Share(1)             $        3.12  $       2.67
Weighted Average Number of Shares of
 Common Stock Outstanding:
       Basic                                       39.9          29.6
       Diluted                                     40.8          30.6

1 Effective April 1, 2006, the Company adopted the provisions of
 Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123R (SFAS 123R), "Share-Based Payment," which reduced fiscal 2007 and fourth quarter earnings per share by $0.09 and $0.01, respectively.

2 Fiscal 2006 and fourth quarter results include the operations of Codem Systems, Inc., WalkAbout Computers, Inc. and Engineered Support Systems, Inc. from April 15, 2005, June 27, 2005 and January 31, 2006, respectively, the dates of their acquisition by the Company.





               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                          Three Months Ended March 31,
                                          ----------------------------
                                                 2007          2006(1)
                                          ------------ ---------------
Reconciliation of Non-GAAP Financial
 Data:
    Net Earnings                          $      45.5  $         28.8
    Income Taxes                                 19.2            19.0
    Interest Income                              (0.4)           (1.0)
    Interest and Related Expenses                29.1            27.2
    Amortization and Depreciation                19.5            17.2
                                          ------------ ---------------
    EBITDA(3)                             $     112.9  $         91.2
    Income Taxes                                (19.2)          (19.0)
    Interest Income                               0.4             1.0
    Interest and Related Expenses               (29.1)          (27.2)
    Changes in Assets and Liabilities,
     Net of Effects from Business
     Combinations and Divestitures               64.9            30.8
    Other, Net                                    3.7            20.8
                                          ------------ ---------------
    Net Cash Provided by Operating
     Activities                           $     133.6  $         97.6
    Capital Expenditures                        (17.8)          (16.9)
                                          ------------ ---------------
    Free Cash Flow(4)                     $     115.8  $         80.7


                                              Year Ended March 31,
                                          ----------------------------
                                                 2007          2006(2)
                                          ------------ ---------------
Reconciliation of Non-GAAP Financial
 Data:
    Net Earnings                          $     127.1  $         81.5
    Income Taxes                                 60.1            52.0
    Interest Income                              (1.3)           (7.3)
    Interest and Related Expenses               119.9            64.2
    Amortization and Depreciation                76.7            49.0
                                          ------------ ---------------
    EBITDA(3)                             $     382.5  $        239.4
    Income Taxes                                (60.1)          (52.0)
    Interest Income                               1.3             7.3
    Interest and Related Expenses              (119.9)          (64.2)
    Changes in Assets and Liabilities,
     Net of Effects from Business
     Combinations and Divestitures              (28.6)            1.2
    Other, Net                                   20.0            25.4
                                          ------------ ---------------
    Net Cash Provided by Operating
     Activities                           $     195.2  $        157.1
    Capital Expenditures                        (55.9)          (43.2)
                                          ------------ ---------------
    Free Cash Flow(4)                     $     139.3  $        113.9

1 Fiscal 2006 fourth quarter results include the operations of Engineered Support Systems, Inc. from January 31, 2006, the date of its acquisition by the Company.

2 Fiscal 2006 results include the operations of CodemSystems, Inc., WalkAbout Computers, Inc. and Engineered Support Systems, Inc. from April 15, 2005, June 27, 2005 and January 31, 2006, respectively, the dates of their acquisition by the Company.

3 The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

4 The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.





                                Three Months Ended     Year Ended
                                    March 31,           March 31,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                --------- -------- --------- ---------
Organic Growth Calculation:
     Total Revenues(1,2)        $  798.9  $ 645.7  $2,821.1  $1,735.5
     Less Revenues from
      Acquisitions Prior to
      Being Owned a Full Year      (74.5)       -    (851.8)     (5.9)
                                --------- -------- --------- ---------
     Organic Revenues           $  724.4  $ 645.7  $1,969.3  $1,729.6

     Organic Revenue Growth(3)      12.2%              13.9%

1 Fiscal 2006 fourth quarter total revenues include the operations of Engineered Support Systems, Inc. from January 31, 2006, the date of its acquisition by the Company.

2 Fiscal 2006 total revenues include the operations of Codem Systems, Inc., WalkAbout Computers,Inc. and Engineered Support Systems, Inc. from April 15, 2005, June 27, 2005 and January 31, 2006, respectively, the dates of their acquisition by the Company.

3 Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.





               DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
             RECONCILIATION OF GAAP DILUTED EARNINGS PER
       SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE (UNAUDITED)

The following table reconciles the Company's diluted earnings per share (EPS) as determined in accordance with generally accepted accounting principles (GAAP) to its adjusted diluted EPS for the three months and years ended March 31, 2007 and 2006:

                              Three Months Ended      Year Ended
                                  March 31,            March 31,
                              ------------------ ---------------------
                                   2007    2006       2007       2006
                              ---------- ------- ---------- ----------
Diluted Earnings per Share:
    GAAP Basis                $    1.11  $ 0.79  $    3.12  $    2.67
    Adjustments on a Diluted
     per Share Basis:
      Discrete Tax Benefits
       and Adjustments         (0.12)(2)      -   (0.28)(1)  (0.10)(3)
                              ---------- ------- ---------- ----------
     Tax Adjusted Basis       $    0.99  $ 0.79  $    2.84  $    2.57
     Share-Based Compensation
      (SFAS 123R)(4)               0.01       -       0.09          -
                              ---------- ------- ---------- ----------
    Adjusted Basis(5)         $    1.00  $ 0.79  $    2.93  $    2.57

1 Adjustment to exclude primarily the recognition of the income tax benefits for the Extra-Territorial Income (ETI) exclusion related the Company's export sales, reinstatement of the Research and Development Credit, a reduction in certain state income tax expense, resulting from the Company's internal integration and operational realignment announced in October 2006, as well as other individually insignificant items.

2 Adjustment to exclude primarily the recognition of the income tax benefits for the ETI exclusion related to the Company's export sales, as well as the favorable settlement of an international tax audit and other individually insignificant items.

3 Adjustment to exclude the favorable income tax adjustment due to the final resolution of a tax audit of certain previous fiscal years.

4 Adjustment to present share-based compensation as if the Company had continued to apply Accounting Principles Board (APB) Opinion No. 25 instead of SFAS 123R, which was adopted by the Company effective
 April 1, 2006.

5 The Company discloses adjusted and tax adjusted diluted EPS because the items excluded from GAAP diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that these non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measure to adjusted and tax adjusted diluted EPS is diluted EPS, and that adjusted and tax adjusted diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted and tax adjusted diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted and tax adjusted diluted EPS in the same manner.




                      DRS TECHNOLOGIES, INC. AND
                     SUBSIDIARIES FOURTH QUARTER
                     SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                          Three Months Ended March 31,
                                          ----------------------------
                                                 2007(2)       2006(2)
                                          -------------- -------------
Revenues
C4I Segment                               $       327.7  $      327.3
RSTA Segment                                      169.4         150.4
Sustainment Systems Segment(1)                    120.5          69.4
Technical Services Segment(1)                     181.3          98.6
----------------------------------------------------------------------
Consolidated                              $       798.9  $      645.7
----------------------------------------------------------------------

Operating Income
C4I Segment                               $        42.0  $       41.6
RSTA Segment                                       22.3          18.0
Sustainment Systems Segment(1)                     17.7           8.3
Technical Services Segment(1)                      12.6           6.8
Other                                              (0.5)         (0.5)
----------------------------------------------------------------------
Consolidated                              $        94.1  $       74.2
----------------------------------------------------------------------

Operating Margin
C4I Segment                                        12.8%         12.7%
RSTA Segment                                       13.1%         11.9%
Sustainment Systems Segment(1)                     14.7%         11.9%
Technical Services Segment(1)                       6.9%          6.9%
Consolidated                                       11.8%         11.5%
----------------------------------------------------------------------

Bookings
C4I Segment                               $       256.3  $      375.9
RSTA Segment                                      126.2         187.8
Sustainment Systems Segment(1)                    107.6         107.6
Technical Services Segment(1)                     198.8          79.0
----------------------------------------------------------------------
Consolidated                              $       688.9  $      750.3
----------------------------------------------------------------------

Backlog
C4I Segment                               $     1,121.6  $    1,006.5
RSTA Segment                                    1,016.1         713.6
Sustainment Systems Segment(1)                    485.5         378.3
Technical Services Segment(1)                     414.7         297.7
----------------------------------------------------------------------
Consolidated                              $     3,037.9  $    2,396.1
----------------------------------------------------------------------

1 Fiscal 2006 fourth quarter results include the operations of Engineered Support Systems, Inc. from January 31, 2006, the date of its acquisition by the Company.

2 Fiscal 2007 and 2006 fourth quarter results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.




                      DRS TECHNOLOGIES, INC. AND
                       SUBSIDIARIES FISCAL YEAR
                     SEGMENT RESULTS (UNAUDITED)
----------------------------------------------------------------------
                             ($ Millions)

                                                 Year Ended March 31,
                                                 ---------------------
                                                    2007(3)    2006(3)
                                                 ---------- ----------
Revenues
C4I Segment(1)                                   $ 1,139.5  $ 1,123.1
RSTA Segment                                         599.6      444.4
Sustainment Systems Segment(2)                       400.8       69.4
Technical Services Segment(2)                        681.2       98.6
----------------------------------------------------------------------
Consolidated                                     $ 2,821.1  $ 1,735.5
----------------------------------------------------------------------

Operating Income
C4I Segment(1)                                   $   130.0  $   125.9
RSTA Segment                                          68.7       54.5
Sustainment Systems Segment(2)                        59.3        8.3
Technical Services Segment(2)                         49.2        6.8
Other                                                  0.4       (2.8)
----------------------------------------------------------------------
Consolidated                                     $   307.6  $   192.7
----------------------------------------------------------------------

Operating Margin
C4I Segment(1)                                        11.4%      11.2%
RSTA Segment                                          11.5%      12.3%
Sustainment Systems Segment(2)                        14.8%      11.9%
Technical Services Segment(2)                          7.2%       6.9%
Consolidated                                          10.9%      11.1%
----------------------------------------------------------------------

Bookings
C4I Segment(1)                                   $ 1,281.6  $ 1,240.8
RSTA Segment                                         917.9      745.5
Sustainment Systems Segment(2)                       508.6      107.6
Technical Services Segment(2)                        781.1       79.0
----------------------------------------------------------------------
Consolidated                                     $ 3,489.2  $ 2,172.9
----------------------------------------------------------------------

Backlog
C4I Segment(1)                                   $ 1,121.6  $ 1,006.5
RSTA Segment                                       1,016.1      713.6
Sustainment Systems Segment(2)                       485.5      378.3
Technical Services Segment(2)                        414.7      297.7
----------------------------------------------------------------------
Consolidated                                     $ 3,037.9  $ 2,396.1
----------------------------------------------------------------------

1 Fiscal 2006 results include the operations of Codem Systems, Inc.
 and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

2 Fiscal 2006 results include the operations of Engineered Support
 Systems, Inc. from January 31, 2006, the date of its acquisition by the Company.

3 Fiscal 2007 and 2006 results were adjusted to reflect the realignment of the Company's operations into four segments, as announced on October 2, 2006.


    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500